Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to assist in the analysis of the financial effects of the acquisition of Lankhorst and related financing. This unaudited pro forma condensed combined financial information combines the historical interim unaudited consolidated financial information of both WireCo WorldGroup (Cayman) Inc. and its consolidated subsidiaries (“WireCo”, the “Company”, “our” or “we”), the indirect parent of WireCo WorldGroup Inc., the registrant, and Lankhorst as of June 30, 2012 and for the six months ended June 30, 2012, the historical audited consolidated financial information for the year ended December 31, 2011 and necessary adjustments to reflect the acquisition of Royal Lankhorst Euronete Group B.V. (“Lankhorst” or the “Acquisition”) and the related financing activities as completed on July 12, 2012.

The unaudited pro forma condensed combined financial information is presented in accordance with Article 11 of Regulation S-X specified by the Securities and Exchange Commission (“SEC”), and has been prepared using the respective assumptions described in the notes included herein. Such unaudited pro forma financial information is based on the historical financial statements of WireCo and Lankhorst and certain adjustments that the Company believes to be reasonable to give effect to these transactions, which are described in the notes. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred as of June 30, 2012. The unaudited pro forma condensed combined statements of operations give effect to the pending acquisition as if it had occurred as of January 1, 2011.

WireCo’s historical financial statements were prepared in United States (“U.S.”) dollars ($) in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Lankhorst’s historical financial statements were prepared in euros (“€”) in accordance with accounting principles generally accepted in the Netherlands (“Dutch GAAP”). Adjustments have been made to convert the Lankhorst Dutch GAAP financial information to U.S. GAAP. The basis for these adjustments is explained in the notes to the information accompanying the statements. The purchase price allocation pro forma adjustments are preliminary as finalization of appraisals are pending and have been presented solely for the purpose of providing unaudited pro forma condensed combined financial information in this 8-K/A. No adjustment has been made for actions that may be taken following the completion of the Acquisition, such as any of our integration plans related to Lankhorst. As a result, the actual amounts recorded in the consolidated financial statements will differ from the amounts reflected in the unaudited pro forma financial statements, and the differences may be material.

Lankhorst historical financial information, U.S. GAAP adjustments and pro forma adjustments have been translated from euros into U.S. dollars using the methodology and the exchange rates noted below.

•	Assets, liabilities and shareholders’ equity were translated using the exchange rate in effect at June 30, 2012, which was €1.00 to $1.2590.

•	Revenues and expenses were translated using the average exchange rate applicable during the periods presented for the unaudited pro forma consolidated statements of operations as follows:

January 1, 2011 – December 31, 2011	€1.00 to $1.3918
January 1, 2012 – June 30, 2012	€1.00 to $1.2969

The following unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have been achieved had the Acquisition been completed on January 1, 2011 and does not intend to project the future financial results of WireCo after the transaction. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the transaction closed on June 30, 2012 or for any future or historical period.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information, historical audited financial statements of Lankhorst, including the notes thereto, which are filed as an exhibit to this current report on Form 8-K/A, as well as in conjunction with our historical audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011 and our unaudited interim financial statements for the six months ended June 30, 2012 included on the Form 10-Q. Lankhorst unaudited interim financial information for January 1, 2012 through June 30, 2012 is derived from Lankhorst’s underlying books and records.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

(in thousands)

	WireCo	Lankhorst Dutch GAAP (in €)	Lankhorst Dutch GAAP (in $)	U.S. GAAP Adjustments	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$14,845	€2,849	$3,587	$(279)	2b	$20,396	4a	$38,549
Accounts receivable, net of allowance for doubtful accounts	121,430	36,783	46,310	(1,676)	2b	(472)	4b	165,592
Other receivables	3,083	1,153	1,452	(10)	2b	—		4,525
Inventories, net	191,207	49,188	61,928	16,425	2b, 2d	5,331	4c	274,891
Prepaid expenses and other current assets	10,127	3,580	4,507	(585)	2b	—		14,049
Current deferred income tax assets	3,463	—	—	—		713	4d	4,176

Total current assets	344,155	93,553	117,784	13,875		25,968		501,782
Property, plant and equipment, net of accumulated depreciation	241,275	54,792	68,983	(765)	2b	41,636	4e	351,129
Intangible assets, net of accumulated amortization	103,092	56	71	(62)	2b	60,670	4f	163,771
Goodwill	168,221	7	9	5,488	2a	21,008	4g	194,726
Investments in non-consolidated affiliates	—	—	—	2,544	2b	—		2,544
Deferred financing fees, net of accumulated amortization	16,731	—	—	—		13,650	4h	30,381
Noncurrent deferred income tax assets	3,492	1,094	1,377	1,119	2b	500	4d	6,488
Other noncurrent assets	20,258	1,925	2,424	—		(9,394)	4a	13,288

Total assets	$897,224	€151,427	$190,648	$22,199		$154,038		$1,264,109

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit agreements	$41,744	€—	$—	$—		$(41,744)	4i	$—
Current maturities of long-term debt	9,069	23,189	29,195	(179)	2b	(26,666)	4a, 4j	11,419
Interest payable	6,539	300	378	—		—		6,917
Accounts payable	53,818	23,512	29,602	(1,643)	2b	—		81,777
Accrued compensation and benefits	13,353	—	—	—		4,780	4a	18,133
Acquisition installment payments	5,389	—	—	—		—		5,389
Other current accrued liabilities	21,598	9,521	11,987	19,927	2b, 2c, 2d	(5,161)	4a	48,351

Total current liabilities	151,510	56,522	71,162	18,105		(68,791)		171,986
Long-term debt, excluding current maturities	559,091	24,517	30,867	(50)	2b	283,459	4a, 4k	873,367
Noncurrent deferred income tax liabilities	33,587	2,366	2,979	—		28,408	4d	64,974
Other noncurrent accrued liabilities	26,340	965	1,215	2,002	2b, 2f, 2g	—		29,557

Total liabilities	770,528	84,370	106,223	20,057		243,076		1,139,884
Commitments and contingencies
Stockholders’ equity:	126,696	67,057	84,425	2,142	2a, 2b, 2c, 2d	(89,038)	4l	124,225

Total liabilities and stockholders’ equity	$897,224	€151,427	$190,648	$22,199		$154,038		$1,264,109

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2011

(in thousands)

	WireCo	Dutch GAAP (in €)	Dutch GAAP (in $)	U.S. GAAP Adjustments	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$604,927	€174,473	$242,832	$(18,589)	2b, 2d, 2e	$—		$829,170
Cost of sales	(446,354)	(140,387)	(195,391)	15,474	2b, 2d, 2e	(9,706)	4m, 4n	(635,977)

Gross profit	158,573	34,086	47,441	(3,115)		(9,706)		193,193

Other operating expenses:
Selling expenses	(26,067)	(11,284)	(15,705)	1,230	2b, 2e	—		(40,542)
Administrative expenses	(62,330)	(13,462)	(18,736)	263	2b, 2e, 2f	—		(80,803)
Amortization expense	(13,167)	—	—	—		(3,284)	4p	(16,451)

Total other operating expenses	(101,564)	(24,746)	(34,441)	1,493		(3,284)		(137,796)

Operating income	57,009	9,340	13,000	(1,622)		(12,990)		55,397

Other expense:
Interest expense, net	(51,063)	(1,364)	(1,898)	(219)	2c, 2e	(27,293)	4q	(80,473)
Equity in income (loss) of non-consolidated affiliates	(33,015)	—	—	95	2b	—		(32,920)
Foreign currency exchange losses	(12,445)	—	—	(372)	2c	—		(12,817)
Loss on extinguishment of long-term debt	(5,654)	—	—	—		—		(5,654)
Other expense, net	(523)	—	—	—		—		(523)

Other expense, net	(102,700)	(1,364)	(1,898)	(496)		(27,293)		(132,387)

Income (loss) before income taxes	(45,691)	7,976	11,102	(2,118)		(40,283)		(76,990)
Income tax benefit (expense)	(5,016)	(1,862)	(2,592)	632	2g	9,503	4r	2,527

Net income (loss)	(50,707)	6,114	8,510	(1,486)		(30,780)		(74,463)
Less: Net loss attributable to non-controlling interests	(1,142)	(142)	(198)	—		—		(1,340)

Net income (loss) attributable to respective entity	$(49,565)	€6,256	$8,708	$(1,486)		$(30,780)		$(73,123)

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2012

(in thousands)

	WireCo	Lankhorst Dutch GAAP (in €)	Lankhorst Dutch GAAP (in $)	U.S. GAAP Adjustments	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$331,623	€107,193	$139,019	$(17,966)	2b, 2d	$—		$452,676
Cost of sales	(251,513)	(85,024)	(110,268)	14,336	2b, 2d	(1,794)	4m	(349,239)

Gross profit	80,110	22,169	28,751	(3,630)		(1,794)		103,437

Other operating expenses:
Selling expenses	(12,785)	(6,058)	(7,857)	463	2b	—		(20,179)
Administrative expenses	(30,088)	(7,562)	(9,807)	(610)	2b, 2f	5,824	4o	(34,681)
Amortization expense	(6,416)	—	—	—		(1,547)	4p	(7,963)

Total other operating expenses	(49,289)	(13,620)	(17,664)	(147)		4,277		(62,823)

Operating income	30,821	8,549	11,087	(3,777)		2,483		40,614

Other expense:
Interest expense, net	(24,997)	(720)	(934)	(305)	2b, 2c	(13,886)	4q	(40,122)
Equity in income (loss) of non-consolidated affiliates	(719)	—	—	105	2b	—		(614)
Foreign currency exchange losses, net	(34)	—	—	(471)	2c	—		(505)
Other expense, net	(363)	(170)	(220)	—		—		(583)

Total other expense, net	(26,113)	(890)	(1,154)	(671)		(13,886)		(41,824)

Income (loss) before income taxes	4,708	7,659	9,933	(4,448)		(11,403)		(1,210)
Income tax expense	(8,619)	(1,678)	(2,176)	1,159	2g	3,670	4r	(5,966)

Net income (loss)	(3,911)	5,981	7,757	(3,289)		(7,733)		(7,176)
Less: Net income (loss) attributable to non-controlling interests	(396)	282	366	—		—		(30)

Net income (loss) attributable to respective entity	$(3,515)	€5,699	$7,391	$(3,289)		$(7,733)		$(7,146)

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

1.	Basis of Pro Forma Presentation

On July 12, 2012, WireCo WorldGroup (Cayman) Inc. (“WireCo”) acquired 100% of the outstanding shares of Royal Lankhorst Euronete Group B.V. (“Lankhorst”), pursuant to the Stock Purchase Agreement dated June 12, 2012 for an aggregate transaction value of approximately $231,631, net of cash acquired (the “Acquisition”). WireCo used proceeds from debt issuances to fund the acquisition. On July 12, 2012, the Company entered into a credit agreement that provided for a $335,000 senior secured term loan (“Term Loan due 2017”) and a $145,000 senior secured revolving credit facility (“Revolving Loan Facility”) and completed the sale of $82,500 aggregate principal amount of 11.75% Senior Notes due May 15, 2017 (“11.75% Senior Notes”) in a private placement. The Company used some of the proceeds to retire the Term Loan due 2014 and repay indebtedness outstanding under the existing revolving credit facilities.

The accompanying unaudited pro forma condensed combined financial information present the pro forma results of operations and financial position for WireCo and Lankhorst on a combined basis based on the historical financial information of each company and giving effect to the Acquisition and related financing. The business combination was accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of acquisition. The allocation of the purchase price is preliminary as finalization of appraisals is pending.

The accompanying unaudited pro forma condensed combined financial information has been presented in U.S. dollars in accordance with accounting principles generally accepted in the U.S. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes the acquisition and financing were completed on June 30, 2012. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and six months ended June 30, 2012 were prepared assuming the acquisition and financing were completed on January 1, 2011. The historical financial statements of Lankhorst have been adjusted to reflect material reporting reclassifications necessary to conform to the presentation of the historical financial statements of WireCo.

2.	U.S. GAAP Adjustments

(a)	Goodwill

Pursuant to accounting principles generally accepted in the Netherlands (“Dutch GAAP”), acquired goodwill is offset with shareholders’ equity. Lankhorst acquired $5,488 of goodwill with the acquisition of Lankhorst Euronete Ropes S.A. in 2008. This amount has been adjusted to properly reflect this amount in the goodwill financial statement line item. Impairment analysis was performed, noting no impairments.

(b)	Investments in Non-consolidated Affiliates

In Lankhorst’s historical financials, assets, liabilities, income and expenses of three joint ventures were consolidated proportionally on a line-by-line basis based on their respective ownership share in accordance with Dutch GAAP. In consideration of variable interest entity accounting, management concluded under U.S. GAAP that the joint ventures should be accounted for as equity method investees. Adjustments have been made to eliminate the proportionate consolidation and record the investments in two financial statement line items, Investments in non-consolidated affiliates on the condensed combined balance sheet and Equity in loss of non-consolidated affiliates on the statement of operations. Due to the pervasiveness of the impact of sub-consolidation on Lankhorst’s historical financials, management quantitatively disclosed all other U.S. GAAP adjustments.

(c)	Derivative Instruments

Under U.S. GAAP, derivatives are required to be recorded at fair value. Derivative instruments, such as foreign exchange contracts and interest rate swaps, are typically not recorded in the balance sheet under Dutch GAAP. Adjustments of $748 have been made to properly reflect the liability in Other current accrued liabilities and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

associated expense of $471 in Foreign currency exchange losses for the foreign exchange contracts and $326 in Interest expense for the interest rate swaps for the six months ended June 30, 2012. Foreign currency exchange losses increased $372 and Interest expense increased $205 for the year ended December 31, 2011.

(d)	Revenue Recognition

Under Dutch GAAP, certain contracts were accounted for using the percentage-of-completion revenue recognition method. Management reviewed these contracts under U.S. GAAP and determined that percentage-of-completion accounting for some Lankhorst projects is not permitted; therefore, the following adjustments were included in the statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

	Year ended December 31, 2011	Six months ended June 30, 2012
Net sales	$(302)	$(12,800)
Cost of sales	135	9,884

Under Dutch GAAP, customer deposits on contracts of $17,714 are reflected in Inventories, net. To present this unearned revenue in accordance with U.S. GAAP, this balance was reclassified from Inventories, net to Other current accrued liabilities. In addition, under U.S. GAAP contract revenues of $1,653 were not eligible for recognition and are reflected as deferred revenue in Other current accrued liabilities and Stockholder’s equity at June 30, 2012.

(e)	Le Drezen Acquisition

Lankhorst acquired Le Drezen SAS in June 2011; however, a full year of financial results was included in the statement of operations for the year ended December 31, 2011. Under Dutch GAAP, acquisitions are treated retrospectively, to the first day of the year of acquisition. In accordance with U.S. GAAP, financial results of subsidiaries are consolidated into the group’s results from acquisition date until disposal date. In the accompanying pro formas, operating results of Le Drezen for January through May 2011 have been removed as follows:

Net sales	(7,083)
Cost of sales	5,559
Selling expenses	298
Administrative expenses	608
Interest expense, net	(14)
Income tax expense	206

(f)	Pensions

Under Dutch GAAP there is no distinction in the accounting for post-employment benefit plans between defined benefit and defined contribution plans. Under U.S. GAAP, post-employment benefit plans are classified as either defined contribution plans or defined benefit plans. For defined benefit plans, the amount recognized in the balance sheet should be based on the present value of the defined benefit obligation (that is, the present value of expected future payments required to settle the obligation resulting from employee service in the current and prior periods) minus the fair value of plan assets at the balance sheet date. This U.S. GAAP difference resulted in a charge of $633 and $695 to Administrative expenses for the year ended December 31, 2011 and six months ended June 30, 2012, respectively. The related liability recorded in Other noncurrent accrued liabilities was $674 as of June 30, 2012.

(g)	Income Tax Effects

Adjustment represents the tax effect of the above U.S. GAAP adjustments based upon the statutory tax rates in effect in the respective jurisdictions and a reserve of $1,353 for uncertain tax positions. A deferred tax asset of $1,160 was recorded as a U.S. GAAP adjustment on the condensed combined balance sheet as of June 30, 2012. The statutory tax rate in the Netherlands, Portugal, Brazil and the U.S. was 25%, 29%, 34% and 34%, respectively. Income taxes attributable to these U.S. GAAP adjustments were $632 and $1,159 for the year ended December 31, 2011 and six months ended June 30, 2012, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

3.	Preliminary Allocation of Consideration to Net Assets Acquired

The unaudited pro forma combined financial information reflects the Acquisition of Lankhorst for an estimated aggregate transaction value of $231,631, net of cash acquired, consisting of a cash purchase price equal to $169,288, net of all adjustments provided in the Stock Purchase Agreement, and debt assumed of $62,343. WireCo financed the cash portion of the consideration by issuing new debt. The Stock Purchase Agreement provided for the purchase of Lankhorst in euros. Since WireCo has a reporting currency of U.S. dollars, the purchase price and the acquired assets and liabilities have been converted from euros to U.S. dollars using the exchange rate of €1.00 to $1.2178 on the closing date of July 12, 2012.

The preliminary allocation of the purchase price to the pro forma condensed combined balance sheet at June 30, 2012 using the estimated fair values of the identified tangible and intangible assets acquired and liabilities assumed is summarized below. This allocation of the purchase price is based on our preliminary analysis of the fair market value of the assets acquired and liabilities assumed and is subject to change if additional information becomes available.

Pro forma June 30, 2012
Net working capital, net of cash acquired	$73,340
Property, plant and equipment	109,854
Intangible assets (1)	60,679
Goodwill	26,505
Other non-current liabilities, net	(793)
Deferred income taxes	(27,678)
Assumed debt	(64,454)
Non-controlling interests	(2,465)

Net assets acquired	$(174,988)

(1)

The identifiable intangible assets acquired consist of two trade names, customer relationships, developed technology and in-process research and development. The trade names and in-process research and development were deemed to have indefinite lives. The customer relationships have lives that range from 4 to 12 years and the developed technology has lives that range from 7 to 17 years.

4.	Pro Forma Adjustments Reflecting the Lankhorst Acquisition and Related Financing

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this current report on Form 8-K/A. The unaudited pro forma condensed combined financial information includes adjustments that are: factually supportable, directly attributable to the transaction and with respect to the unaudited pro forma condensed combined statements of operations and expected to have a continuing impact on WireCo and Lankhorst on a consolidated basis. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuations that are in process. The unaudited pro forma condensed combined financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

(a)

Adjustment reflects the cash inflow of $434,150 from debt issuance proceeds offset by the cash outflow for the Lankhorst purchase of $169,288, acquisition costs totaling $8,362 ($5,824 accrued at June 30, 2012 and $2,538 incurred subsequent to the closing), payment of deferred financing fees of $16,049, payment of outstanding

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

balances on existing senior secured debt of $162,536 and retirement of Lankhorst’s debt of $62,343. Upon signing the Stock Purchase Agreement, WireCo paid a deposit of $9,394, which was initially classified in Other noncurrent assets. For pro forma presentation, this deposit was reclassed to Cash and Cash Equivalents as it was applied against the purchase price at closing. Lankhorst’s debt balances at June 30, 2012 were adjusted to reflect the debt balances assumed and subsequently retired on July 12, 2012. The remaining difference is primarily due to differences in foreign currency exchange rates on the closing date and June 30th.

(b)	Adjustment represents the preliminary fair value adjustment for Lankhorst’s accounts receivable.

(c)	Adjustment represents the preliminary fair value adjustment for Lankhorst’s inventory.

(d)	Adjustment represents the deferred income tax effect of changes in the book value of the assets acquired resulting from the purchase price allocation.

(e)	Adjustment represents a preliminary adjustment of to record property, plant and equipment acquired at estimated fair value.

(f)	Adjustment reflects the write-off of existing intangibles and the preliminary allocation of the purchase price to two trade names, patented technology, in-process research and development and customer relationships.

(g)	Adjustment eliminates the net U.S. GAAP historical goodwill and records estimated goodwill resulting from the preliminary allocation of the purchase price to the fair value of net assets acquired.

(h)	Adjustment reflects the deferred financing fees of $16,049 incurred with the issuance of the new debt, offset by the write-off of previously deferred financing fees associated with the retirement of existing senior secured credit facilities of $2,399.

(i)	Adjustment reflects the decrease in Borrowings under revolving credit agreements related to the repayment of all outstanding indebtedness under the existing revolving credit facilities classified as current.

(j)	Adjustment reflects the decrease in Current maturities of long-term debt related to the retirement of Lankhorst’s net U.S. GAAP short-term debt of $29,016 and the Term Loan due 2014. The Term Loan due 2014 required fixed principal payments of $1,000 on an annual basis. This decrease was partially offset by an increase in annual principal payments of $3,350 related to the $335,000 Term Loan due 2017.

(k)	Adjustment represents the additional borrowings from debt instruments issued to finance the Acquisition. This increase in borrowings was offset by the retirement of the Term Loan due 2014 of $97,750, outstanding indebtedness under the Euro Facility of $22,042 and $27,600 of Lankhorst’s long-term debt.

(l)	Adjustment reflects the elimination of the net U.S. GAAP historical equity accounts of the Lankhorst business, the preliminary fair value amount for non-controlling interests of $2,465 and the recognition of expense related to $2,399 of unamortized debt issuance costs that were written-off in conjunction with the retirement of debt and additional transaction costs incurred subsequent to June 30, 2012 of $2,538.

(m)	Adjustment represents additional depreciation resulting from the preliminary adjustment of Lankhorst’s property, plant and equipment to estimated fair value. Property and equipment acquired is expected to be depreciated on a straight-line basis over the following estimated remaining useful lives:

		Pro Forma Depreciation Expense
	Estimated Useful Life	Year ended December 31, 2011	Six months ended June 30, 2012
Buildings and improvements	28	$(502)	$(236)
Machinery and equipment	8	(1,779)	(838)
Transportation and other equipment	5	(587)	(276)
Furniture, fixtures and office equipment	5	(217)	(102)
Capitalized software	3	(727)	(342)

		$(3,812)	$(1,794)

(n)	Adjustment reflects the amortization of the inventory step-up included in Cost of Sales for the year ended December 31, 2011.

(o)	Adjustment reflects elimination of $5,824 of acquisition-related transaction costs from Administrative Expenses for the six months ended June 30, 2012 as they have no continuing impact on operations and are directly related to the Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

(p)	Adjustment represents additional amortization resulting from the definite-lived intangible assets acquired. Management believes the intangible assets acquired will provide future benefit ratably; accordingly, the definite-lived assets acquired will be amortized using the straight-line method over their useful life.

		Pro Forma Amortization Expense
	Weighted Average Estimated Useful Life	Year ended December 31, 2011	Six months ended June 30, 2012
Customer relationships	9	$(2,615)	$(1,232)
Developed technology	12	(669)	(315)

		$(3,284)	$(1,547)

(q)	Adjustment represents estimated additional interest expense incurred in connection with financing the acquisition.

WireCo refinanced debt and incurred additional long-term debt to fund the Acquisition. On the acquisition date, we entered into a $335,000 Term Loan due 2017, utilized $20,000 of the $145,000 Revolving Loan Facility and completed the sale of $82,500 aggregate principal amount of 11.75% Senior Notes. The calculation of pro forma interest expense using interest rates as of July 12, 2012 for the periods presented is as follows. The interest calculations do not consider any principal payments.

			Pro Forma Interest Expense
Outstanding Debt at Face Value	Interest Rate	Balance Outstanding	Year ended December 31, 2011	Six months ended June 30, 2012
Term Loan due 2017	7.00%	$335,000	$(23,450)	$(11,661)
Revolving Loan Facility	7.00%	20,000	(1,400)	(696)
11.75% Senior Notes due 2017	11.75%	82,500	(9,694)	(4,820)

		$437,500	$(34,544)	$(17,177)

The Term Loan due 2017 and Revolving Loan Facility bear interest at variable rates. A 0.125% increase in the interest rates on these instruments would increase interest expense on a pro forma basis by $444 and $221 for the year ended December 31, 2011 and six months ended June 30, 2012, respectively.

WireCo incurred $16,049 in deferred financing fees, which were capitalized and are being amortized as interest expense over the term of the debt instruments. The Term Loan was issued at a discount of 1%, or $3,350, which is recognized as interest expense over the term of the debt instrument. Pro forma interest expense on the amortization of deferred financing fees and the discount using the effective interest method was $4,476 and $2,232 for the year ended December 31, 2011 and six months ended June 30, 2012, respectively.

In conjunction with the acquisition of Lankhorst, WireCo assumed debt of $62,343. All except $3,267 of the Lankhorst short-term and long-term debt which existed at June 30, 2012 of $29,016 and $30,867, respectively, was eliminated from the consolidated balance sheet as a pro forma adjustment. This debt was retired with proceeds from the financing on the date of acquisition. The related historical interest expense of $1,970 and $980 was removed for the year ended December 31, 2011 and six months ended June 30, 2012. The debt which remains is a non-interest bearing government grant with annual imputed interest expense that is immaterial to the pro forma financial information.

With proceeds from the issuance of the new debt, WireCo retired the Term Loan due 2014 and all commitments under the existing revolving credit facilities. Upon the retirement, WireCo wrote-off $2,430 of unamortized debt issuance costs and noncapitalizable fees. The calculation of pro forma interest savings for the periods presented is as set forth in the table below. Outstanding balances as of June 30, 2012 and the interest rate in effect on the date of issuance were used to calculate these savings. The interest calculations do not consider any principal payments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. Dollars, in thousands)

			Pro Forma Interest Expense Reduction
Outstanding Debt at Face Value	Interest Rate	Balance Outstanding	Year ended December 31, 2011	Six months ended June 30, 2012
Term Loan due 2014	5.00%	$98,750	$4,938	$2,455
Revolving Credit Agreement	4.00%	38,950	1,558	775
Euro Facility	4.83%	22,042	1,065	529
CASAR Revolving Credit Agreement	2.34%	2,794	65	33

		$162,536	$7,626	$3,792

Pro forma interest expense was reduced on the amortization of deferred financing fees associated with the above retired debt instruments was $2,131 and $751 for the year ended December 31, 2011 and six months ended June 30, 2012, respectively.

The table below provides a summary of the interest expense pro forma adjustments described above:

	Pro Forma Interest Expense Adjustments
	Year ended December 31, 2011	Six months ended June 30, 2012
Pro forma interest expense	$(34,544)	$(17,177)
Amortization of debt issuance costs and discount	(4,476)	(2,232)
Less: Historical amount recorded for Lankhorst debt	1,970	980
Less: Interest expense for retired debt	7,626	3,792
Less: Amortization of debt issuance costs on retired debt	2,131	751

	$(27,293)	$(13,886)

(r)	Adjustment represents the tax effect of the above pro forma adjustments based upon the statutory tax rates in effect in the respective jurisdictions. The statutory tax rate in the Netherlands, Portugal, Brazil and the U.S. was 25%, 29%, 34% and 34%, respectively.